Exhibit 23.2
CONSENT OF CRU
CRU International Limited hereby consents to the incorporation by reference in this Registration Statement of Noranda Aluminum Acquisition Corporation on Form S-4 of its name and the reference to its reports, estimates and data appearing in the Annual Report on Form 10-K of Noranda Aluminum Holding Corporation for the year ended December 31, 2012.

/s/ Geoffrey R. Barber
Geoffrey R. Barber Chief Financial Officer CRU International Limited